EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER dated as of December 18, 2002 ("Agreement"), between Breakthrough Technology Partners I, Inc., a Delaware corporation ("Breakthrough"), and California Clean Air, Inc., a Nevada corporation ("California").

                                    RECITALS

         The Board of Directors of Breakthrough has approved a change of legal domicile to the State of Nevada and a simultaneous change of name as being in the best interests of the corporation and its shareholders. The change of legal domicile and change of name through the merger ("Merger") with California will take place under the terms and conditions set forth in this Agreement.

         In  consideration  of  the  respective   representations,   warranties,
covenants  and  agreements   contained  in  this  Agreement,   Breakthrough  and
California hereby agree as follows:


                                    ARTICLE I

                                   THE MERGER

               1.01 THE MERGER. Upon the terms and subject to the conditions of this Agreement, and in accordance with the relevant provisions of the Delaware Business Corporation Act ("Delaware Statute") and the Nevada Business Corporation Act ("Nevada Statute"), respectively, Breakthrough will be merged with and into California as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article IV of this Agreement. Following the Merger, California will continue as the surviving corporation and will continue its existence under the laws of the State of Nevada, and the separate corporate existence of Breakthrough will cease.

               1.02 EFFECTIVE DATE. As soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article IV of this Agreement, the Merger will be consummated by filing with the Secretaries of State of the States of Delaware and Nevada, respectively, Articles of Merger, and any other appropriate documents ("Articles of Merger") in accordance with the Delaware Statute and the Nevada Statute, respectively. The Merger will become effective at such time as the Articles of Merger are duly filed, or at such later time as specified in the Articles of Merger (the time the Merger becomes effective being the "Effective Date").

              1.03 EFFECTS OF THE MERGER. The Merger will have the effects specified in the Delaware Statute and the Nevada Statute, respectively.

              1.04  DIRECTORS  AND OFFICERS OF  CALIFORNIA.  After the Effective
Date, the initial directors and officers of California, as the surviving corporation, will be the following person:

                Stephen D. Wilson, President, Secretary, Director




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         Such person will serve until his successors will have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with California's Certificate of Incorporation and by laws.

                                   ARTICLE II

                               EXCHANGE OF SHARES

                2.01 SHARE EXCHANGE. On the Effective Date by virtue of the Merger, each share of common stock of Breakthrough held by the shareholders of Breakthrough will exchanged for one share of the common stock of California. Promptly after the Effective Date, California will issue to each shareholder of Breakthrough a certificate representing the common stock to be issued to each shareholder and simultaneously each shareholder of Breakthrough will exchange and surrender the certificate representing all of such shareholder's shares in Breakthrough. At the close of business on the day of the Effective date, the stock ledger of Breakthrough will be closed.

                                   ARTICLE III

                                    COVENANTS

                    3.01 FURTHER ACTION. The parties will, subject to the fulfillment at or before the Effective Date of each of the conditions of performance set forth in Section IV herein, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

                    3.02 MEETING OF BREAKTHROUGH SHAREHOLDERS. Breakthrough will submit the Merger to its shareholders for their consideration and consent in accordance with the Delaware Statute and other provisions of applicable law. Breakthrough will notify California in writing that the consent of the shareholders has been obtained.

                    3.03 BEST EFFORTS TO CLOSE. The parties hereto agree to use their best efforts to close the transactions contemplated hereby as soon as practicable after the execution of this Agreement.

                                   ARTICLE IV

                           CONDITIONS TO CONSUMMATION
                                  OF THE MERGER

                    4.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Date, of the following conditions:

                  (a) This Agreement will have been approved by the affirmative vote of the shareholders of Breakthrough by the requisite vote in accordance with applicable law;

                  (b) No statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent), will have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of prohibiting




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the consummation of the Merger; provided, however, that each of the parties will have used its best efforts to prevent the entry of any injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.
                                    ARTICLE V

                                  MISCELLANEOUS

                  5.01 ASSIGNMENT, BINDING EFFECT; BENEFIT; ENTIRE AGREEMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assign any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto. No addition to or modification of any provision of this Agreement will be binding upon any party hereto unless made in writing and signed by all parties hereto.

                  5.02  SEVERABILITY.  Any term or provision  of this  Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision, clause, section or part of this Agreement is so broad as to be unenforceable, the provision, clause, section or part will be interpreted to be only so broad as is enforceable, and all other provisions, clauses, sections or parts of this Agreement which can be effective without such unenforceable provision, clause, section or part will, nevertheless, remain in full force and effect.

                  5.03 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada without regard to its rules of conflict of laws.

                  5.04 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.















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                  5.05  COUNTERPARTS.  This  Agreement  may be  executed  by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement each of which may be signed by less than all of the parties hereto, but together all such copies will constitute one and the same instrument.

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officers hereunto duly authorized, all as of the day and year first above written.



BREAKTHROUGH TECHNOLOGY PARTNERS I, INC.

By: /s/ DANIEL M. SMITH

     Daniel M. Smith, President



CALIFORNIA CLEAN AIR, INC.

By: /s/ STEPHEN D. WILSON

    Stephen D. Wilson, President
































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